
                           TITANIUM METALS CORPORATION

                           ANNUAL REPORT ON FORM 10-K
                            ITEMS 8, 14(a) and 14(d)

                   INDEX OF FINANCIAL STATEMENTS AND SCHEDULES

                                                                          Page
Financial Statements

  Report of Independent Accountants                                        F-1

  Consolidated Balance Sheets - December 31, 1999 and 2000              F-2/F-3

  Consolidated Statements of Operations - Years ended
     December 31, 1998, 1999 and 2000                                      F-4

  Consolidated Statements of Comprehensive Income - Years ended
     December 31, 1998, 1999 and 2000                                      F-5

  Consolidated Statements of Cash Flows - Years ended
     December 31, 1998, 1999 and 2000                                    F-6/F-7

  Consolidated Statements of Stockholders' Equity - Years ended
     December 31, 1998, 1999 and 2000                                     F-8

  Notes to Consolidated Financial Statements                            F-9/F-35


Financial Statement Schedules

  Report of Independent Accountants                                        S-1

  Schedule II - Valuation and qualifying accounts                          S-2






                                        F

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Titanium Metals Corporation:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Titanium Metals Corporation and Subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PricewaterhouseCoopers LLP


Denver, Colorado
January 29, 2001

                           TITANIUM METALS CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 2000
                      (In thousands, except per share data)

ASSETS                                                            1999               2000
                                                             --------------     --------------
Current assets:
   Cash and cash equivalents                                     $20,671            $ 9,796
   Accounts and other receivables, less
     allowance of $3,330 and $2,927                              106,204             75,913
   Receivable from related parties                                 4,071              5,029
   Refundable income taxes                                        10,651                637
   Inventories                                                   191,535            148,384
   Prepaid expenses and other                                      7,177              8,049
   Deferred income taxes                                           2,250                397
                                                             --------------     --------------
          Total current assets                                   342,559            248,205
                                                             --------------     --------------

Other assets:
   Investment in joint ventures                                   26,938             18,136
   Preferred securities                                           80,000             80,000
   Accrued dividends on preferred securities                       6,530              8,136
   Goodwill                                                       54,789             49,305
   Other intangible assets                                        16,326             13,258
   Deferred income taxes                                           9,600             27,820
   Other                                                          12,598             12,156
                                                             --------------     --------------
          Total other assets                                     206,781           208,811
                                                             --------------     --------------

Property and equipment:
   Land                                                            6,230             6,158
   Buildings                                                      38,177            37,593
   Information technology systems                                 55,877            54,426
   Manufacturing and other                                       317,792           305,856
   Construction in progress                                        8,121             8,811
                                                             --------------     --------------
                                                                 426,197           412,844
   Less accumulated depreciation                                  92,432           110,714
                                                             --------------     --------------
     Net property and equipment                                  333,765           302,130
                                                             --------------     --------------

                                                                $883,105          $759,146
                                                             ==============     ==============

          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                           December 31, 1999 and 2000
                      (In thousands, except per share data)


LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY                                   1999               2000
                                                                                    --------------    ---------------
Current liabilities:
   Notes payable                                                                          $ 9,635           $ 24,112
   Current maturities of long-term debt and
     capital lease obligations                                                             85,679              2,011
   Accounts payable                                                                        48,679             50,456
   Accrued liabilities                                                                     42,879             36,180
   Payable to related parties                                                               1,984              1,099
   Income taxes                                                                               516                852
   Deferred income taxes                                                                    5,049              1,132
                                                                                    --------------    ---------------

          Total current liabilities                                                       194,421            115,842
                                                                                    --------------    ---------------

Noncurrent liabilities:
   Long-term debt                                                                          22,425             18,953
   Capital lease obligations                                                                9,776              8,642
   Payable to related parties                                                               1,332              1,332
   Accrued OPEB cost                                                                       19,961             18,219
   Accrued pension cost                                                                     5,634              5,361
   Accrued environmental cost                                                                   -              3,262
   Deferred income taxes                                                                   12,950              9,655
   Accrued dividends on Convertible Preferred Securities                                        -             11,154
   Other                                                                                        -                117
                                                                                    ==============    ===============
          Total noncurrent liabilities                                                     72,078             76,695
                                                                                    --------------    ---------------

Minority interest - Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely
   subordinated debt securities ("Convertible Preferred Securities")                      201,250            201,250
Other minority interest                                                                     7,275              7,844

Stockholders' equity:
     Preferred stock $.01 par value; 1,000 shares authorized,
        none outstanding                                                                        -                  -
     Common stock, $.01 par value; 99,000 shares authorized,
        31,461 and 31,907 shares issued, respectively                                         315                319
     Additional paid-in capital                                                           347,984            350,078
     Retained earnings                                                                     64,827             25,925
     Accumulated other comprehensive income (loss)                                        (3,837)           (16,408)
     Treasury stock, at cost  (90 shares)                                                 (1,208)            (1,208)
     Deferred compensation                                                                      -            (1,191)
                                                                                    ==============    ===============
          Total stockholders' equity                                                      408,081            357,515
                                                                                    --------------    ---------------

                                                                                         $883,105           $759,146
                                                                                    ==============    ===============

Commitments and contingencies (Note 16)

          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years ended  December 31, 1998,  1999 and 2000 (In  thousands, except per share data)

                                                                             1998              1999               2000
                                                                      ---------------   ---------------    ---------------

Revenues and other income:
     Net sales                                                             $707,677          $480,029           $426,798
     Equity in earnings (losses) of joint ventures                              351            (1,709)              (865)
     Other, net                                                               6,859             4,952              8,377
                                                                      ---------------   ---------------    ---------------
                                                                            714,887           483,272            434,310
                                                                      ---------------   ---------------    ---------------

Costs and expenses:
     Cost of sales                                                          542,285           454,506            422,917
     Selling, general, administrative and development                        59,837            48,577             44,017
     Special charges                                                         24,000             6,834              2,805
     Interest                                                                 2,916             7,093              7,704
                                                                      ---------------   ---------------    ---------------
                                                                            629,038           517,010            477,443
                                                                      ---------------   ---------------    ---------------

     Income (loss) before income taxes, minority interest
      and extraordinary item                                                 85,849           (33,738)           (43,133)

Income tax expense (benefit)                                                 29,197           (12,021)           (15,097)
Minority interest - Convertible Preferred Securities, net of tax              8,840             8,667              8,710
Other minority interest, net of tax                                           2,060             1,006              1,283
                                                                      ---------------   ---------------    ---------------

     Income (loss) before extraordinary item                                 45,752           (31,390)           (38,029)

Extraordinary item, early extinguishment of debt, net of tax                      -                 -               (873)
                                                                      ---------------   ---------------    ---------------

     Net income (loss)                                                     $ 45,752         $ (31,390)          $(38,902)
                                                                      ===============   ===============    ===============


Basic and diluted earnings (loss) per share:
     Before extraordinary item                                             $   1.46         $   (1.00)          $  (1.21)
     Extraordinary item                                                           -                 -               (.03)
                                                                      ---------------   ---------------    ---------------

                                                                           $   1.46         $   (1.00)          $  (1.24)
                                                                      ===============   ===============    ===============


Weighted average shares outstanding                                          31,435            31,371             31,373


          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                  Years ended December 31, 1998, 1999 and 2000
                                 (In thousands)

                                                                  1998               1999              2000
                                                             ---------------    ---------------    --------------

Net income (loss)                                                 $  45,752         $  (31,390)       $ (38,902)

Other comprehensive income (loss):
   Currency translation adjustment                                    1,692             (5,637)         (10,883)
   Pension liabilities adjustment, net of tax of
     $2,300, $(260), and $909 in 1998, 1999 and
     2000, respectively                                              (4,283)               483           (1,688)
                                                             ---------------    ---------------    --------------

                                                                     (2,591)            (5,154)        (12,571)
                                                             ---------------    ---------------    --------------

   Comprehensive income (loss)                                    $  43,161         $  (36,544)      $ (51,473)
                                                             ===============    ===============    ==============

          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1998, 1999 and 2000
                                 (In thousands)

                                                                         1998              1999               2000
                                                                   --------------    ---------------    ---------------
Cash flows from operating activities:
   Net income (loss)                                                  $ 45,752          $(31,390)          $(38,902)
   Depreciation and amortization                                        32,514            42,693             41,942
   Noncash restructuring charge                                              -                 -                245
   Noncash special charges                                              15,425             3,936              6,729
   Gain on sale of castings joint venture                                    -                 -             (1,205)
   Extraordinary loss on early extinguishment of debt, net                   -                 -                873
   Earnings of joint ventures, net of dividends
    received                                                               170             3,730              1,710
   Deferred income taxes                                                13,172              (464)           (17,245)
   Other minority interest                                               2,060             1,006              1,283
   Other, net                                                             (433)            4,447                451
   Change in assets and liabilities, net of acquisitions:
      Receivables                                                       37,454            17,406             25,273
      Inventories                                                      (62,990)           23,598             37,026
      Prepaid expenses and other                                         2,539             3,137               (452)
      Accounts payable and accrued liabilities                          (7,723)          (24,151)            (1,837)
      Accrued restructuring charges                                      6,727            (5,042)              (974)
      Income taxes                                                     (12,213)          (16,220)            10,386
      Accounts with related parties, net                                 9,650             2,409             (1,791)
      Accrued OPEB and pension costs                                    (1,774)             (411)            (4,256)
      Accrued dividends on preferred securities                           (890)           (5,640)            (1,606)
      Accrued dividends on Convertible Preferred
        Securities                                                           -                 -             10,043
      Other, net                                                        (3,323)              499             (4,365)
                                                                   --------------    ---------------    ---------------

      Net cash provided by operating activities                         76,117            19,543             63,328
                                                                   --------------    ---------------    ---------------

Cash flows from investing activities:
   Capital expenditures                                               (115,155)          (24,772)           (11,182)
   Business acquisitions and joint ventures                            (27,413)                -                  -
   Proceeds from sale of joint venture                                       -                 -              7,000
   Purchase of preferred securities                                    (80,000)                -                  -
   Disposition of fixed assets                                               -             2,900                 38
   Other, net                                                             (647)              209                (74)
                                                                   --------------    ---------------    ---------------
      Net cash used by investing activities                           (223,215)          (21,663)            (4,218)
                                                                   --------------    ---------------    ---------------

Cash flows from financing activities:
   Indebtedness:
     Borrowings                                                        153,765           111,900            364,214
     Repayments                                                        (56,670)          (99,284)          (434,257)
   Dividends paid                                                       (3,772)           (3,764)                 -
   Treasury stock purchased                                             (1,208)                -                  -
   Other, net                                                              117              (289)              (635)
                                                                   --------------    ---------------    ---------------
     Net cash provided (used) by financing activities                   92,232             8,563            (70,678)
                                                                   --------------    ---------------    ---------------

                                                                      $(54,866)        $   6,443           $(11,568)
                                                                   ==============    ===============    ===============

          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                  Years ended December 31, 1998, 1999 and 2000
                                 (In thousands)

                                                                     1998               1999              2000
                                                                 --------------    ---------------    --------------
Cash and cash equivalents:
   Net increase (decrease) from:
     Operating, investing and financing activities                   $(54,866)        $   6,443           $(11,568)
     Cash acquired                                                      1,187                 -                  -
     Currency translation                                                 186            (1,236)               693
                                                                 --------------    ---------------    --------------
                                                                      (53,493)            5,207            (10,875)
   Balance at beginning of year                                        68,957            15,464             20,671
                                                                 --------------    ---------------    --------------

   Balance at end of year                                            $ 15,464          $ 20,671          $   9,796
                                                                 ==============    ===============    ==============

Supplemental disclosures:
   Cash paid for:
     Interest, net of amounts capitalized                           $   2,215         $   6,669      $       7,642
     Convertible Preferred Securities dividends                        13,332            13,332              3,333
     Income taxes (refunds), net                                       23,737               148             (8,238)

   Business acquisitions and joint ventures:
     Cash acquired                                                  $   1,187        $        -      $           -
     Receivables                                                        6,574                 -                  -
     Inventories                                                       15,352                 -                  -
     Property, equipment and other                                     21,765                 -                  -
     Investments in joint ventures                                      8,460                 -                  -
     Goodwill and other intangibles                                     8,566                 -                  -
     Liabilities assumed                                              (18,117)                -                  -
                                                                 --------------    ---------------    --------------
                                                                       43,787                 -                  -
     Less noncash consideration, principally
       property and equipment                                         (16,374)                -                  -
                                                                 --------------    ---------------    --------------

         Cash paid                                                   $ 27,413        $        -       $          -
                                                                 ==============    ===============    ==============


          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1998, 1999 and 2000
                                 (In thousands)

                                                                                Accumulated Other
                                                      Additional            Comprehensive Income (Loss)
                                                                            -------------------------
                                    Common   Common   Paid-in     Retained   Currency    Pension      Treasury   Deferred
                                    Shares   Stock    Capital     Earnings  Translation  Liabilities   Stock   Compensation  Total
                                    -------- -------- ----------- --------- ------------ -----------  -------- ----------- ---------

Balance at December 31, 1997         31,458  $   315   $ 346,723  $ 58,001   $   3,908    $       -    $    -   $     -    $408,947
   Comprehensive income                   -        -           -    45,752       1,692       (4,283)        -         -      43,161
   Dividends paid ($.12 per share)        -        -           -    (3,772)          -            -         -         -      (3,772)
   Treasury stock purchases             (90)       -           -         -           -            -    (1,208)        -      (1,208)
   Other, net                             1        -       1,249         -           -            -         -         -       1,249
                                    -------- -------- ----------- --------- ------------  ----------- --------  ---------- ---------

Balance at December 31, 1998         31,369      315     347,972    99,981       5,600       (4,283)   (1,208)        -     448,377
   Comprehensive income (loss)            -        -           -   (31,390)     (5,637)         483         -         -     (36,544)
   Dividends paid ($.12 per share)        -        -           -    (3,764)          -            -         -         -      (3,764)
   Other, net                             2        -          12         -           -            -         -         -          12
                                    -------- -------- ----------- --------- ------------  ----------- --------  ---------- ---------

Balance at December 31, 1999         31,371      315     347,984    64,827         (37)      (3,800)   (1,208)        -     408,081
   Comprehensive income (loss)            -        -           -   (38,902)    (10,883)      (1,688)        -         -     (51,473)
   Long-term incentive plan
       stock awards                     444        4       1,936         -           -            -         -    (1,940)          -
   Amortization of deferred
      compensation                        -        -           -         -           -            -         -       749         749
   Other                                  2        -         158         -           -            -         -         -         158
                                    -------- -------- ----------- --------- ------------  ----------- -------- ----------- ---------

Balance at December 31, 2000         31,817    $ 319   $ 350,078  $ 25,925   $  (10,920)   $ (5,488)  $(1,208) $ (1,191)   $357,515
                                    ======== ======== =========== ========= ============  =========== ======== =========== =========


          See accompanying notes to consolidated financial statements.

                           TITANIUM METALS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of significant accounting policies:

         Principles of consolidation. The accompanying consolidated financial statements include the accounts of Titanium Metals Corporation ("TIMET") and its majority-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

         Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances, self-insurance accruals, restructuring accruals and environmental accruals. Actual results may, in some instances, differ from previously estimated amounts. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

         Translation of foreign currencies. Assets and liabilities of subsidiaries whose functional currency is deemed to be other than the U.S. dollar are translated at year end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated in the currency translation adjustments component of other comprehensive income (loss). Currency transaction gains and losses are recognized in income currently and were a net gain of $.4 million in 1998, and net losses of $1.2 million in 1999 and $1.1 million in 2000.

         Revenue recognition. Revenue generally is recognized when products have been shipped and title and the risks and rewards of ownership passes to the customer. The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition" in December 1999. SAB 101, as amended, summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements, and the Company was required to comply with SAB 101 in 2000. The impact of complying with SAB 101 was not material.

         Inventories and cost of sales. Inventories are stated at the lower of cost or market. Approximately one-half of inventories are costed using the last-in, first-out ("LIFO") method with the remainder primarily stated using an average cost method.

         Cash and cash equivalents. Cash equivalents include highly liquid investments with original maturities of three months or less.

         Other investments. Investments in 20% to 50%-owned joint ventures are accounted for by the equity method. Differences between the Company's investment in joint ventures and its proportionate share of the joint ventures' reported equity are amortized over not more than 15 years. Nonmarketable preferred securities are accounted for by the cost method and are considered to be "held-to-maturity" securities.

         Intangible assets and amortization. Goodwill, representing the excess of cost over the fair value of individual net assets acquired in business combinations accounted for by the purchase method, is amortized using the straight-line method over 15 years and is stated net of accumulated amortization of $15.2 million and $19.7 million at December 31, 1999 and 2000, respectively. Patents and other intangible assets, except intangible pension assets, are amortized using the straight-line method over the periods expected to be benefited, generally nine years.

         Property,  equipment,  depreciation  and  amortization.   Property  and
equipment are stated at cost. Maintenance, repairs and minor renewals are expensed; major improvements are capitalized. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs and were $2.6 million in 1998, $1.3 million in 1999 and $1.0 million in 2000. In accordance with SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalized certain computer software costs in 1998 and 1999 associated with its implementation of certain information technology systems.

         Depreciation is computed principally on the straight-line method over the estimated useful lives of 15 to 40 years for buildings and three to 25 years for machinery and equipment. Capitalized software costs are amortized over the software's estimated useful life, generally three to five years.

         Long-lived assets. When events or changes in circumstances indicate that the carrying amount of long-lived assets, including goodwill or other intangible assets, may not be recoverable, an evaluation is performed to determine if an impairment exists. The Company compares the carrying amount of the assets to the undiscounted expected future cash flows. If this comparison indicates that an impairment exists, the amount of the impairment would typically be calculated using discounted expected future cash flows. All relevant factors are considered in determining whether impairment exists.

         Stock-based compensation. The Company has elected the disclosure alternative prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and to account for the Company's stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and its various interpretations. Under APB No. 25, no compensation cost is generally recognized for fixed stock options for which the exercise price is not less than the market price of the Company's common stock on the grant date.

         Employee benefit plans. Accounting and funding policies for retirement plans and postretirement benefits other than pensions ("OPEB") are described in
Note 14.

         Research and development. Research and development expense was $3.4 million in 1998, $2.5 million in 1999 and $2.6 million in 2000.

         Advertising costs. Advertising costs, which are not significant, are expensed as incurred.

         Self Insurance. The Company is self insured for certain losses relating to workers compensation claims, employee medical benefits, environmental, product and other liabilities. The Company maintains certain stop loss and other insurance to reduce its exposure and provides accruals for estimates of known liabilities and incurred but not reported claims. See Note 16.

         Income taxes. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries not included in TIMET's consolidated U.S. tax group. The company periodically reviews its deferred tax assets to determine if future realization is more likely than not and a change in the valuation allowance is recorded in the period it is determined to be necessary. See Note 13.

         Fair value of financial instruments. Carrying amounts of certain of the Company's financial instruments including, among others, cash and cash equivalents, accounts receivable, accrued compensation, and other accrued liabilities approximate fair value because of their short maturities. The
Company's bank debt reprices with changes in market interest rates and, accordingly, the carrying amount of such debt is believed to approximate market value.

         The Company's preferred securities are not marketable and, accordingly, quoted market prices are unavailable. The Company believes the carrying amount of these securities to be recoverable and, therefore, the preferred securities are recorded in the consolidated financial statements at cost. The Company has estimated the fair value of its preferred securities, using discounted cash flow, to approximate $80 million. The Company periodically reviews the recoverability of its investment in the securities. In the event that TIMET determines in the future that its investment in the securities is not recoverable, then the Company would report an appropriate write down at that time.

         Earnings per share. Basic earnings per share is based on the weighted average number of unrestricted common shares outstanding during each period. Diluted earnings per share reflects the dilutive effect of common stock options, restricted stock and the assumed conversion of the Convertible Preferred Securities, if applicable. See Note 18.

         New accounting principles not yet adopted. The Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001. Under SFAS No. 133, all derivatives will be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives will depend upon the intended use of the derivative, and such changes will be recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company will exempt from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. The Company was not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at December 31, 2000. The adoption of SFAS No. 133 will not have a material effect on the Company's consolidated financial position, liquidity or results of operations.

Note 2 - Segment information:

         The Company is a vertically integrated producer of titanium sponge, melted products (ingot and slab) and a variety of mill products for aerospace, industrial and other applications. The Company's production facilities are located principally in the United States, United Kingdom and France, and its products are sold throughout the world. These worldwide integrated activities comprise the Company's principal segment, "Titanium melted and mill products."

         In 1998, the "Other" segment consisted primarily of the Company's titanium castings operations, which were combined in a joint venture during 1998 and subsequently sold in January 2000 (see Note 4). In 1999, the "Other" segment consisted of the Company's nonintegrated joint ventures, which investments have been either sold or charged off due to an asset impairment.

         Sales, operating income (loss), inventory and receivables are the key management measures used to evaluate segment performance. Segment operating income is defined as income before income taxes, minority interest and interest expense, exclusive of certain general corporate income and expense items (including dividends and interest income). Operating income (loss) of the "Titanium melted and mill products" segment includes restructuring charges of $19.5 million, $4.7 million and $2.8 million in 1998, 1999 and 2000, respectively. In 2000, the operating loss of this segment included special and restructuring items of $9.5 million, consisting of $2.8 million of restructuring charges, referred to above, $3.4 million of equipment-related impairment charges and $3.3 million of environmental remediation charges. Operating loss of this segment in 2000 also includes a special income item of $2.0 million related to the fourth quarter termination of the Company's 1990 agreement to sell titanium sponge to Union Titanium Sponge Corporation ("UTSC"). See Note 15. Operating income of the "Other" segment includes restructuring charges of $4.5 million in 1998. In 1999, operating income of this segment includes $2.3 million of special charges associated with the write downs of the Company's investment in certain start up joint ventures and a $.2 million credit for the reduction of a prior year restructuring charge. Restructuring and other special charges are more fully described in Note 6.


                                                                      Years Ended December 31,
                                                          ----------------------------------------------------
                                                             1998               1999               2000
                                                          --------------   --------------     ----------------
                                                                           (In thousands)
Operating Segments:
   Net sales:
     Titanium melted and mill products                        $688,008          $480,029          $426,798
     Other                                                      22,605                 -                 -
     Eliminations                                               (2,936)                -                 -
                                                          --------------   ---------------    ----------------
                                                              $707,677          $480,029          $426,798
                                                          ==============   ===============    ================

   Titanium melted and mill products:
     Mill product net sales                                   $521,700          $376,200          $326,319
     Melted product net sales                                   66,785            35,500            47,366
     Other                                                      99,523            68,329            53,113
                                                          --------------   ---------------    ----------------
                                                              $688,008          $480,029          $426,798
                                                          ==============   ===============    ================

   Mill product shipments:
     Volume (metric tons)                                       14,800            11,400            11,370
     Average price ($ per Kilogram)                           $  35.25          $  33.00          $  28.70

   Melted product shipments:
     Volume (metric tons)                                        3,610             2,500             3,470
     Average price ($ per Kilogram)                           $  18.50          $  14.20          $  13.65

   Operating income (loss):
     Titanium melted and mill products                        $ 87,341          $(27,746)         $(41,715)
     Other                                                      (4,636)           (3,687)               65
                                                          --------------    ---------------    ----------------
                                                                82,705           (31,433)          (41,650)
   Dividends and interest income                                 6,303             6,034             6,154
   General corporate income (expense), net                        (243)           (1,246)               67
   Interest expense                                             (2,916)           (7,093)           (7,704)
                                                          --------------    ---------------    -----------------
   Income (loss) before income taxes, minority
     Interest and extraordinary item                          $ 85,849          $(33,738)         $(43,133)
                                                          ==============    ==============    ================
   Depreciation and amortization:
     Titanium melted and mill products                        $ 31,602           $ 42,693         $ 41,942
     Other                                                         912                  -                -
                                                          --------------    --------------    ----------------
                                                              $ 32,514           $ 42,693         $ 41,942
                                                          ==============    ==============    ================
   Capital expenditures:
     Titanium melted and mill products                        $115,103           $ 24,771         $ 11,182
     Other                                                          52                  1                -
                                                          --------------    --------------    ----------------
                                                              $115,155           $ 24,772         $ 11,182
                                                          ==============    ==============    ================

                                                                             Years Ended December 31,
                                                                    1998               1999               2000
                                                               ----------------    --------------    ----------------
                                                                                  (In thousands)
Inventories:
     Titanium melted and mill products                              $225,803            $191,599          $148,384
     Other                                                               141                   -                 -
     Eliminations                                                        (64)                (64)                -
                                                               ----------------    --------------    ----------------
                                                                    $225,880            $191,535          $148,384
                                                               ================    ==============    ================
   Accounts receivable:
     Titanium melted and mill products                              $124,542            $105,654          $ 75,913
     Other                                                             1,556                 550                 -
                                                               ----------------    --------------    ----------------
                                                                    $126,098            $106,204          $ 75,913
                                                               ================    ==============    ================

   Investment in joint ventures:
     Titanium melted and mill products                             $ 22,044             $ 21,143          $ 18,136
     Other                                                           10,589                5,795                 -
                                                               ----------------    --------------    ----------------
                                                                   $ 32,633             $ 26,938          $ 18,136
                                                               ================    ==============    ================

   Equity in earnings (losses) of joint ventures:
     Titanium melted and mill products                             $  1,869             $   549           $   (865)
     Other                                                           (1,518)             (2,258)                 -
                                                               ----------------    --------------    ----------------
                                                                   $    351             $(1,709)          $   (865)
                                                               ================    ==============    ================

Geographic segments:
   Net sales - point of origin:
     United States                                                  $465,519           $365,652            $345,370
     United Kingdom                                                  217,709            160,765             139,599
     Other Europe                                                    109,347             89,433              74,432
     Eliminations                                                    (84,898)          (135,821)           (132,603)
                                                               ----------------   ---------------    ----------------
                                                                    $707,677           $480,029            $426,798
                                                               ================   ===============    ================
   Net sales - point of destination:
     United States                                                  $354,001           $239,797            $234,350
     Europe                                                          290,988            203,858             163,661
     Other                                                            62,688             36,374              28,787
                                                               ----------------   ---------------    ----------------
                                                                    $707,677           $480,029            $426,798
                                                               ================   ===============    ================
   Operating income (loss):
     United States                                                 $  45,760           $(31,636)           $(44,077)
     Europe                                                           36,945                203               2,427
                                                               ----------------   ---------------    ----------------
                                                                   $  82,705           $(31,433)          $ (41,650)
                                                               ================   ===============    ================

   Long-lived assets - property and equipment, net:
     United States                                                  $264,856           $246,744            $227,994
     United Kingdom                                                   78,731             81,607              69,212
     Other Europe                                                      7,636              5,414               4,924
                                                                ----------------   ---------------   ----------------
                                                                    $351,223           $333,765            $302,130
                                                                ================   ===============   ================


     Export sales from U.S. based operations approximated $81 million in 1998, $65 million in 1999 and $50 million in 2000.

         Geographic segment operating income of the U.S. includes special and restructuring charges in 1998, 1999 and 2000 of $14.5 million, $3.2 million and $2.1 million, respectively. Operating income of the Europe segment in 1998, 1999 and 2000 includes special charges of $9.5 million, $3.6 million and $.7 million, respectively.

Note 3 - Business combinations:

         In April 1998, the Company acquired Loterios S.p.A., a producer and distributor, based in Italy, of titanium pipe and fittings, primarily to the offshore oil and gas drilling and production markets. The cost of the Loterios acquisition, accounted for by the purchase method, was approximately $19 million in cash. No additional consideration is payable in connection with the acquisition. The results of Loterios' operations have been reflected in the consolidated financial statements from the date of acquisition. Net sales in 1998 subsequent to the acquisition approximated $23 million.

Note 4 - Joint ventures:


                                                         December 31,
                                                --------------------------------
                                                    1999              2000
                                                --------------    --------------
                                                        (In thousands)
Joint ventures:
   ValTimet                                         $20,863           $17,719
   Wyman-Gordon Titanium Castings                     5,795                 -
   Other                                                280               417
                                                --------------    --------------
                                                    $26,938           $18,136
                                                ==============    ==============

         ValTimet, is a manufacturer of stainless steel, copper, nickel and welded titanium tubing with operations in the United States, France and China. At December 31, 2000, ValTimet was owned 46% by TIMET and 54% by Valinox Welded, a French manufacturer of welded tubing. During the years ended December 31, 1998, 1999 and 2000, ValTimet reported sales of approximately $119 million, $71 million and $67 million, respectively, and net income of $4.1 million, net income of $.5 million and a net loss of $2.0 million, respectively. At year end 1999 and 2000, ValTimet reported total assets of $57.8 million and $52.4 million and equity of $29.9 million and $25.5 million, respectively. At December 31, 2000 the unamortized net difference between the Company's carrying amount of its investment in ValTimet and its proportionate share of ValTimet's net assets was approximately $6 million. The net difference is principally attributable to goodwill and is being amortized over 15 years.

         In 1998, the Company completed a series of strategic transactions with Wyman-Gordon Company. The principal components were: (i) the Company exchanged certain of its titanium castings assets and $5 million in cash for Wyman-Gordon's Millbury, Massachusetts vacuum arc remelting facility, which produced titanium ingot; (ii) Wyman-Gordon and the Company combined their respective titanium castings businesses into a new joint venture, Wyman-Gordon Titanium Castings LLC, 80% owned by Wyman-Gordon and 20% by the Company; and
(iii) the Company and Wyman-Gordon entered into a contract pursuant to which the Company expects to be the principal supplier of titanium material to Wyman-Gordon through 2007. The Company accounted for the castings business/melting facility transaction at fair value, which approximated the $18 million net carrying value of the assets exchanged, and, accordingly, recognized no gain on the transaction. The Company accounted for its interest in the castings joint venture by the equity method. Early in 2000, the Company sold its interest in the castings joint venture to Wyman-Gordon for approximately $7 million and recorded a pretax gain of approximately $1.2 million.

         TIMET's strategy for developing new markets and uses for titanium has included providing funds to third parties to potentially prove out new uses of titanium. Other joint ventures consist principally of such investments. During the fourth quarter 1999, the Company recorded a $2.3 million charge to earnings for the write-down associated with an impairment of the Company's investment in certain start-up joint ventures.

Note 5 - Preferred securities:

       In October 1998, the Company purchased for cash $80 million of non-voting preferred securities of Special Metals Corporation ("SMC"), a U.S. manufacturer of wrought nickel-based superalloys and special alloy long products. The investment was made in conjunction with, and concurrent with, the acquisition by SMC of the Inco Alloys International unit of Inco, Ltd. The preferred securities accrue dividends at the annual rate of 6.625%, are mandatorily redeemable in April 2006 and are convertible into SMC common stock at $16.50 per share. Dividends on the preferred securities had previously been deferred by SMC due to limitations imposed by SMC's bank credit agreements. Aggregate accrued dividends were $6.5 million and $8.1 million at December 31, 1999 and 2000, respectively. During 2000, SMC resumed the payment of dividends and the Company received three quarterly dividends aggregating $4.0 million. In January 2001, the Company received an additional dividend payment of $1.3 million; however, there can be no assurances that TIMET will continue to receive regular quarterly dividends during the remainder of 2001.

         The SMC preferred securities are not marketable and, accordingly, quoted market prices are unavailable. The Company believes the carrying amount of these securities to be recoverable and, therefore, the preferred securities are recorded in the consolidated financial statements at cost. The Company has estimated the fair value of its preferred securities, using discounted cash flow, to approximate $80 million. The Company periodically reviews the recoverability of its investment in the securities. In the event that TIMET determines in the future that its investment in SMC is not recoverable, then the Company would report an appropriate writedown at that time.

Note 6 - Restructuring and other special charges:

         During the 1998 to 2000 period, the Company implemented plans designed to address then current market and operating conditions, which resulted in recognizing $24 million, $4.5 million and $2.8 million of restructuring charges in 1998, 1999 and 2000, respectively. The 1998 and 1999 plans included the permanent closure or disposition of four plants, permanent or temporary closure of three other plants and termination of an aggregate of 700 people, or approximately 23% of TIMET's worldwide workforce prior to such restructuring. During 2000, the Company terminated approximately 170 people, primarily in its manufacturing operations, as part of its restructuring plans. In 2000, the Company recorded $2.8 million of net restructuring charges, principally related to personnel severance and benefits for terminated employees. The components of the 1998, 1999 and 2000 restructuring charges are summarized below.

                                               1998                      1999                        2000
                                      ---------------------   -----------------------    ------------------------
                                             Segment                 Segment                      Segment
                                      ---------------------   -----------------------    ------------------------
                                      Titanium                 Titanium                   Titanium
                                       Melted                   Melted                     Melted
                                      and Mill                 and Mill                   and Mill
                                      Products      Other      Products      Other        Products       Other
                                      ----------    -------   -----------   --------    ------------    ---------
                                                                    (In millions)

Property and equipment                  $  7.1     $  2.6      $   .3         $  -           $ .3        $   -

Disposition of German subsidiary             -          -         2.0            -             .1            -
Pension and OPEB costs, net                5.7          -         (.1)           -              -            -
Personnel severance and benefits           5.3         .5         2.5            -            2.6            -
Other exit costs, principally
  related to leased facilities             1.4        1.4           -          (.2)           (.2)           -
                                      ----------    -------   -----------   --------    ------------    ---------

                                        $ 19.5     $  4.5       $ 4.7         $(.2)         $ 2.8        $   -
                                      ==========    =======   ===========   ========    ============    =========

         Substantially all of the property and equipment charges relate to items sold, scrapped or abandoned. Depreciation of equipment temporarily idled but not impaired was not suspended. The disposition of the German subsidiary was completed in the second quarter of 2000. The pension and OPEB costs relate to actuarial valuations of accelerated defined benefits of employees terminated and curtailment of pension and OPEB liabilities.

         At December 31, 2000, accrued restructuring costs consist primarily of unpaid personnel severance and benefits. During 2000, payments of $.2 million, $.7 million and $2.6 million were applied against the accrued costs related to the 1998, 1999 and 2000 plans, respectively. The majority of the accrued costs at December 31, 2000, are expected to be paid by mid-2001.

         Additionally, in 1999, the Company recorded a $2.3 million special charge to earnings associated with the write-downs of the Company's investment in certain start-up joint ventures. During 2000, the Company recorded net special charges of $3.5 million, consisting of $3.4 million of equipment related impairment charges; $3.3 million of environmental remediation charges; a special income item of $2.0 million related to the termination of the Company's 1990 agreement to sell titanium sponge to Union Titanium Sponge Corporation; and the $1.2 million gain on the sale of the Company's castings joint venture.


Note 7 - Inventories:
                                                                        December 31,
                                                              ---------------------------------
                                                                  1999               2000
                                                              --------------    ---------------
                                                                       (In thousands)

Raw materials                                                    $  45,004          $  31,127
Work-in-process                                                     69,809             74,631
Finished products                                                   83,893             53,685
Supplies                                                            18,329             14,991
                                                              --------------    ---------------
                                                                   217,035            174,434
Less adjustment of certain
 inventories to LIFO basis                                          25,500             26,050
                                                              --------------    ---------------

                                                                  $191,535           $148,384
                                                              ==============    ===============

Note 8 - Intangible and other noncurrent assets:

                                                                        December 31,
                                                              ---------------------------------
                                                                  1999               2000
                                                              --------------    ---------------
                                                                       (In thousands)
Intangible assets:
   Patents                                                       $  13,934          $  13,521
   Covenants not to compete                                          8,881              8,500
                                                              --------------    ---------------
                                                                    22,815             22,021
   Less accumulated amortization                                     9,679             12,452
                                                              --------------    ---------------
                                                                    13,136              9,569
   Intangible pension assets                                         3,190              3,689
                                                              --------------    ---------------

                                                                 $  16,326          $  13,258
                                                              ==============    ===============

Other noncurrent assets:
   Deferred financing costs                                      $   9,417          $   9,194
   Notes receivable from officers                                      489                544
   Prepaid pension cost                                                  -              1,359
   Other                                                             2,692              1,059
                                                              --------------    ---------------

                                                                 $  12,598          $  12,156
                                                              ==============    ===============


Note 9 - Accrued liabilities:
                                                                       December 31,
                                                              -------------------------------
                                                                  1999              2000
                                                              --------------    -------------
                                                                      (In thousands)

OPEB cost                                                         $ 3,269           $ 3,129
Pension cost                                                        1,287             1,251
Other employee benefits                                            14,375            15,120
Deferred income                                                     9,295             2,558
Environmental costs                                                 1,238               818
Restructuring costs                                                 1,490             1,012
Taxes, other than income                                            1,598             3,593
Accrued dividends on Convertible Preferred Securities               1,111                 -
Other                                                               9,216             8,699
                                                              --------------    -------------

                                                                  $42,879           $36,180
                                                              ==============    =============

         In 1999, the Company had customer orders for approximately $16 million of titanium ingot for which the customer had not yet determined the final mill product specifications. At the customer's request, the Company manufactured the ingots and stored the material at the Company's facilities. As agreed with the customer, the customer was billed for and took title to the ingots in 1999, however, the Company retained an obligation to convert the ingots into mill products in the future. Accordingly, the revenue and cost of sales on this product were not recognized in 1999. During 2000, approximately 72% of the ingots were converted and shipped, with the remaining material expected to be shipped in 2001. At December 31, 2000, pretax income of approximately $2.6 million from the remaining material stored at the Company's facilities has been deferred until the related sale is recorded.


Note 10 - Notes payable, long-term debt and capital lease obligations:

                                                                       December 31,
                                                              --------------------------------
                                                                  1999              2000
                                                              --------------    --------------
                                                                      (In thousands)
Notes payable:
   U.S. credit agreement                                           $     -           $19,893
   European credit agreements                                        9,635             4,219
                                                              --------------    --------------
                                                                   $ 9,635           $24,112
                                                              ==============    ==============

Long-term debt:
   Bank credit agreement - U.S.                                    $85,000           $     -
   Bank credit agreement - U.K.                                     21,867            20,263
   Other                                                               922               514
                                                              --------------    --------------
                                                                   107,789            20,777
   Less current maturities                                          85,364             1,824
                                                              --------------    --------------
                                                                   $22,425           $18,953
                                                              ==============    ==============


Capital lease obligations                                          $10,091           $ 8,829
   Less current maturities                                             315               187
                                                              --------------    --------------
                                                                   $ 9,776           $ 8,642
                                                              ==============    ==============

         Long-term bank credit agreements. In 2000, the Company completed a new $125 million, three-year U.S. revolving credit agreement replacing its previous U.S. bank credit facility. Borrowings under this facility are limited to a formula-determined borrowing base derived from the value of accounts receivable, inventory and equipment. This facility requires the Company's U.S. daily cash receipts to be used to reduce the outstanding borrowings. Interest generally accrues at rates that vary from LIBOR plus 2% to LIBOR plus 2.5%. Borrowings are collateralized by substantially all of the Company's U.S. assets. The credit agreement limits additional indebtedness, prohibits the payment of common stock dividends, and contains other covenants customary in lending transactions of this type. In addition, the credit agreement prohibits the payment of dividends on TIMET's Convertible Preferred Securities if "excess availability," as determined under the agreement, is less than $25 million. At December 31, 2000, the excess availability, as defined, was $83 million. Borrowings outstanding under this U.S. facility are classified as a current liability.

         During 2000, the Company's U.K. subsidiary increased its U.K. credit agreement from(pound)18 million ($29 million) to(pound)30 million ($48 million) with its existing U.K. lender. Borrowings under the U.K. facility accrue interest at rates that vary from LIBOR plus 1% to LIBOR plus 1.25% and borrowings are collateralized by accounts receivable, inventories, buildings and equipment of the U.K. subsidiary. This facility also contains covenants customary in lending transactions of this type.

      Borrowings under the above U.S. and U.K. credit agreements at closing were used to repay the $58 million in then-outstanding borrowings under the Company's prior U.S. credit agreement, which was terminated. In 2000, the deferred financing costs associated with the previous U.S. facility were written off and reflected as an extraordinary item of $.9 million after taxes, or $.03 per share.

     The weighted average interest rate on borrowings outstanding under the U.S. and U.K. credit agreements at December 31, 2000 was 9.1% and 7.4%, respectively. As of December 31, 2000, the Company had approximately $117 million of unused borrowing availability under its U.S. and European credit agreements.

         Capital lease obligations. Certain of the Company's U.K. production facilities are under thirty year leases expiring in 2026. The U.K. rentals are subject to adjustment every five years based on changes in certain published price indices. TIMET has guaranteed TIMET UK's obligations under its leases. The Company's French subsidiary leases certain machinery and equipment from Compagnie Europeenne du Zirconium-CEZUS, S.A. ("CEZUS") (the 30% minority shareholder) under a ten year agreement expiring in 2006. Assets held under capital leases included in buildings were $9.4 million and $8.7 million, and assets included in equipment were $1.3 million and $1.0 million at December 31, 1999 and 2000, respectively. The related aggregate accumulated depreciation was $1.7 million and $1.9 million at December 31, 1999 and 2000, respectively. Aggregate maturities of long-term debt and capital lease obligations:

                                                                Capital            Long-term
                                                                Leases               Debt
                                                            ----------------    ----------------
                                                                      (In thousands)
Years ending December 31,
     2001                                                      $     984              $  1,824
     2002                                                            978                 1,669
     2003                                                            978                 6,856
     2004                                                            978                 1,490
     2005                                                            978                 8,938
     2006 and thereafter                                          17,693                     -
     Less amounts representing interest                          (13,760)                    -
                                                            ----------------    ----------------

                                                                $  8,829               $20,777
                                                            ================    ================

Note 11 - Minority interest:

         Convertible Preferred Securities. In November 1996, TIMET Capital Trust I (the "Trust"), a wholly-owned subsidiary of TIMET, issued $201 million of 6.625% Company-obligated mandatorily redeemable preferred securities and $6 million of common securities. TIMET holds all of the outstanding common securities of the Trust. The Trust used the proceeds from such issuance to purchase from the Company $207 million principal amount of TIMET's 6.625% convertible junior subordinated debentures due 2026 (the "Subordinated Debentures"). TIMET's guarantee of payment of the Convertible Preferred Securities (in accordance with the terms thereof) and its obligations under the Trust documents constitute, in the aggregate, a full and unconditional guarantee by the Company of the Trust's obligations under the Convertible Preferred Securities. The sole assets of the Trust are the Subordinated Debentures. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Trust, are entitled to cumulative preferred distributions from the Trust of 6.625% per annum, compounded quarterly, and are convertible, at the option of the holder, into TIMET common stock at the rate of 1.339 shares of common stock per Convertible Preferred Security (an equivalent price of $37.34 per share), for an aggregate of approximately 5.4 million common shares if fully converted.

         The Convertible Preferred Securities mature December 2026 and do not require principal amortization. The Convertible Preferred Securities are redeemable at the Company's option, currently at approximately 104% of the principal amount declining to 100% subsequent to December 2006. The Company's U.S. credit agreement prohibits the payment of dividends on these securities if "excess availability," as determined under the agreement, is less than $25 million. In April 2000, the Company exercised its right to defer future dividend payments on the Convertible Preferred Securities for a period of 10 quarters (subject to possible further extension for up to an additional 10 quarters), although interest will continue to accrue at the coupon rate on the principal and unpaid dividends. The Company may consider resuming payment of dividends on the Convertible Preferred Securities or purchase the securities if the outlook for TIMET's results from operations improves substantially or a favorable result in the Boeing-related litigation is achieved, or both. Since the Company exercised its right to defer dividend payments, it is unable to, among other things, pay dividends on or reacquire its capital stock during the deferral period. The fair value of the Convertible Preferred Securities based on limited market prices was approximately $57 million at December 31, 2000.

         Dividends on the Convertible Preferred Securities are reported in the Consolidated Statements of Operations as minority interest, net of allocable income tax benefit. Accrued dividends on the Convertible Preferred Securities are reflected as noncurrent liabilities in the consolidated balance sheet at December 31, 2000.

         Other. Other minority interest relates principally to TIMET Savoie, a 70% owned consolidated French subsidiary. The Company has the right to purchase from CEZUS, the holder of the remaining 30% interest, its interest in TIMET Savoie for 30% of TIMET Savoie's equity determined under French accounting principles ($26.4 million at December 31, 2000,), which amount is recorded as minority interest. CEZUS has the right to sell its interest in TIMET Savoie to the Company for 30% of TIMET Savoie's registered capital ($2.3 million at December 31, 2000).

Note 12 - Stockholders' equity:

         Preferred stock. The Company is authorized to issue one million shares of preferred stock. The rights of preferred stock as to, among other things, dividends, liquidation, redemption, conversions, and voting rights are determined by the Board of Directors.

      Common stock. The Company's U.S. credit agreement prohibits the payment of common stock dividends (see Note 10).

         Restricted stock and common stock options. The Company's 1996 Long-Term Performance Incentive Plan (the "Incentive Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights and other incentive compensation to officers and other key employees of the Company. Options generally vest over five years and expire ten years from date of grant.

      During 2000, the Company awarded 467,500 shares of TIMET restricted common stock, under the Incentive Plan, to certain officers and employees. The restrictions on the stock grants lapse ratably on an annual basis over a five-year period. Since holders of restricted stock have all of the rights of other common stockholders, subject to forfeiture unless certain periods of employment are completed, all such shares of restricted stock are considered to be currently issued and outstanding. During 2000, 24,000 shares of restricted stock were forfeited. The market value of the restricted stock awards was approximately $2 million on the date of grant ($4.375 per share), and this amount has been recorded as deferred compensation, a separate component of stockholders' equity. The Company amortizes deferred compensation to expense on a straight-line basis for each tranche of the award over the period during which the restrictions lapse. Compensation expense recognized by the Company related to restricted stock awards was nil in 1998 and 1999 and $.7 million in 2000.

         Additionally, a separate plan (the "Director Plan") provides for annual grants to eligible nonemployee directors of options to purchase 5,000 shares of the Company's common stock (1,500 prior to 1999) at a price equal to the market price on the date of grant and to receive, as partial payment of director fees, annual grants of 1,000 shares of common stock (500 shares prior to 2001). Options granted to eligible directors vest in one year and expire ten years from date of grant (five year expiration for grants prior to 1998).

         The weighted average remaining life of options outstanding at December 31, 2000 was 7.2 years (1999 - 7.9 years). At December 31, 1998, 1999 and 2000 options to purchase approximately 199,000, 431,000 and 662,000 shares, respectively, were exercisable at average exercise prices of $25.89, $25.85 and $25.75, respectively. Options to purchase 331,000 shares become exercisable in 2001. At December 31, 2000, approximately 1.1 million shares and 2,350 shares were available for future grant under the Incentive Plan and the Director Plan, respectively. In February 2001, the Director Plan was amended to authorize an additional 200,000 shares for future grants under such plan.


         The following table  summarizes  information  about the Company's stock options.
                                                                          Amount
                                                                        payable                              Weighted
                                                     Exercise            upon             Weighted         average fair
                                                     price per         exercise           average            value at
                                      Shares           share          (thousands)      exercise price       grant date
                                    -----------    --------------    --------------    ---------------    ---------------

Outstanding at December 31, 1997      820,000        $23.00-$34.00     $22,370             $27.28

 Granted:
  At market                           320,900         26.13-29.31        9,392              29.27              $14.08
  Above market                        142,000         32.31-35.31        4,802              33.81               12.79
Canceled                              (65,200)        23.00-35.31       (1,878)             28.80
                                    -----------    --------------    --------------    ---------------

Outstanding at December 31, 1998    1,217,700         23.00-35.31       34,686              28.48

Granted:
  At market                           433,000           7.38-7.97        3,445               7.96              $ 3.98
  Above market                        206,000           8.97-9.97        1,951               9.47                3.59
Canceled                             (118,500)         7.97-35.31       (3,023)             25.51
                                    -----------    --------------    --------------    ---------------

Outstanding at December 31, 1999    1,738,200          7.38-35.31       37,059              21.32

Granted:
  At market                            25,000                3.94           98               3.94              $ 1.99
  Above market                        250,000          7.00-11.00        2,150               8.60                1.53
Canceled                             (361,700)         7.97-35.31       (7,285)             20.14
                                    -----------    --------------    --------------    ---------------

Outstanding at December 31, 2000    1,651,500        $3.94-$35.31      $32,022             $19.39
                                    ===========    ==============    ==============    ===============

         Weighted average fair values of options at grant date were estimated using the Black-Scholes model and assumptions listed below.

Assumptions at date of grant:                     1998               1999              2000
                                              --------------    ---------------    --------------
     Expected life (years)                          6                 6                  6
     Risk-free interest rate                      5.56%             5.14%              4.95%
     Volatility                                    40%               45%                45%
     Dividend yield                                0%                0%                 0%


         Had stock-based compensation cost been determined based on the estimated fair values of options granted and recognized as compensation expense over the vesting period of the grants in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced in 1998 by $3.5 million and $.11 per share, respectively, in 1999 by $3.1 million and $.10 per share, respectively, and in 2000 by $2.0 million and $.06 per share, respectively.

       Note 13 - Income taxes:

         Summarized below are (i) the components of income (loss) before income taxes and minority interest ("pretax income (loss)"), (ii) the difference between the income tax expense (benefit) attributable to pretax income (loss) and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%, (iii) the components of the income tax expense (benefit) attributable to pretax income (loss), and (iv) the components of the comprehensive tax provision (benefit).

                                                                               Years Ended December 31,
                                                                   --------------------------------------------------
                                                                       1998              1999              2000
                                                                   --------------    --------------    --------------
                                                                                    (In thousands)
Pretax income (loss):
   U.S.                                                                $ 51,090         $ (30,485)        $ (42,830)
   Non-U.S.                                                              34,759            (3,253)             (303)
                                                                   --------------    --------------    --------------

                                                                       $ 85,849         $ (33,738)        $ (43,133)
                                                                   ==============    ==============    ==============

Expected income tax expense (benefit), at 35%                          $ 30,047         $ (11,809)        $ (15,097)
Non-U.S. tax rates                                                           41               893             1,121
U.S. state income taxes, net                                                472            (1,705)                8
Dividends received deduction                                               (218)           (1,382)           (1,367)
Export sales credit                                                        (979)                -                 -
Adjustment of deferred tax valuation allowance                                -             1,869                49
Other, net                                                                 (166)              113               189
                                                                   --------------    --------------    --------------

                                                                       $ 29,197         $ (12,021)        $ (15,097)
                                                                   ==============    ==============    ==============

Income tax expense (benefit):
   Current income taxes (benefit):
     U.S.                                                             $   4,617         $ (11,225)      $      (548)
     Non-U.S.                                                            11,408              (332)            2,696
                                                                   --------------    --------------    --------------
                                                                         16,025           (11,557)            2,148
                                                                   --------------    --------------    --------------

   Deferred income taxes (benefit):
     U.S.                                                                12,374            (1,850)          (15,612)
     Non-U.S.                                                               798             1,386            (1,633)
                                                                   --------------    --------------    --------------
                                                                         13,172              (464)          (17,245)
                                                                   --------------    --------------    --------------

                                                                       $ 29,197         $ (12,021)        $ (15,097)
                                                                   ==============    ==============    ==============

Comprehensive tax provision (benefit) allocable to:
   Pretax income (loss)                                                $ 29,197         $ (12,021)        $ (15,097)
   Minority interest - Convertible Preferred Securities                  (4,703)           (4,666)           (4,675)
   Extraordinary item                                                         -                 -              (470)
   Stockholders' equity, including amounts allocated
     to other comprehensive income                                       (3,520)              (55)             (798)
                                                                   --------------    --------------    --------------

                                                                       $ 20,974         $ (16,742)        $ (21,040)
                                                                   ==============    ==============    ==============

                                                                                 December 31,
                                                           ---------------------------------------------------------
                                                                     1999                           2000
                                                           --------------------------    ---------------------------
                                                            Assets       Liabilities      Assets       Liabilities
                                                           ----------    ------------    ----------    -------------
                                                                                (In millions)
Temporary differences relating to net assets:
   Inventories                                             $    .2        $  (5.5)       $    .4         $ (5.2)
   Property and equipment, including software                    -          (30.7)            -           (30.0)
   Accrued OPEB cost                                          11.3              -            9.7              -
   Accrued liabilities and other deductible differences       17.3              -           12.3              -
   Other taxable differences                                     -           (9.8)            -            (8.2)
Tax loss and credit carryforwards                             13.1              -           40.4              -
Valuation allowance                                           (1.9)             -           (1.9)             -
                                                           ----------    ------------    ----------    -------------
Gross deferred tax assets (liabilities)                       40.0          (46.0)          60.9          (43.4)
Netting                                                      (28.1)          28.1          (32.7)          32.7
                                                           ----------    ------------    ----------    -------------
Total deferred taxes                                          11.9          (17.9)          28.2          (10.7)
Less current deferred taxes                                    2.3           (5.0)            .4           (1.1)
                                                           ----------    ------------    ----------    -------------
Net noncurrent deferred taxes                               $  9.6         $(12.9)         $27.8         $ (9.6)
                                                           ==========    ============    ==========    =============

         The 1999 increase in the valuation allowance of $1.9 million offset deferred taxes related to certain capital losses and certain non-U.S. losses that did not meet the "more likely than not" recognition criteria. There were no material increases to the Company's valuation allowance during 2000.

         At December 31, 2000, the Company had, for U.S. federal income tax purposes, net operating loss carryforwards ("NOLs") of approximately $89.1 million, $6.8 million which expire in 2010, $19.9 million which expire in 2019 and $62.4 million which expire in 2020. At December 31, 2000, the Company had alternative minimum tax ("AMT") credit carryforwards of approximately $4.8 million, which can be utilized to offset regular income taxes payable in future years. The AMT credit carryforward has an indefinite carryforward period. At December 31, 2000, the Company had the equivalent of an $8.1 million NOL in the United Kingdom and a $2.2 million NOL in Germany, both of which have indefinite carryforward periods.

Note 14 - Employee benefit plans:

         Variable compensation plans. The majority of the Company's total worldwide employees, including a significant portion of its domestic hourly employees, participate in compensation programs which provide for variable compensation based upon the financial performance of the Company and, in certain circumstances, the individual performance of the employee. The cost of these plans was $6 million, $1 million and $.9 million in 1998, 1999 and 2000, respectively.

         Defined contribution plans. All of the Company's domestic hourly and salaried employees (60% of total worldwide employees at December 31, 2000) are eligible to participate in contributory savings plans with partial matching employer contributions. Company matching contributions are based on Company profitability for approximately 80% of eligible employees. Approximately 42% of the Company's total employees at December 31, 2000 also participate in a defined contribution pension plan with contributions based upon a fixed percentage of the employee's eligible earnings. The cost of these pension and savings plans approximated $3 million in 1998 and $2 million in each of 1999 and 2000.

         Defined benefit pension plans. The Company maintains contributory and noncontributory defined benefit pension plans covering the majority of its European employees and a minority of its domestic workforce. Defined pension benefits are generally based on years of service and compensation, and the related expense is based upon independent actuarial valuations. The Company's funding policy for U.S. plans is to contribute annually amounts satisfying the funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Non-U.S. defined benefit pension plans are funded in accordance with applicable statutory requirements. The U.S. defined benefit pension plans were closed to new participants prior to 1996 and, in some cases, benefit levels have been frozen. The U.K. defined benefit plan was closed to new participants in 1996.

         The rates used in determining the actuarial present value of benefit obligations at December 31, 2000 were: (i) discount rates - 6% to 7.25% (1999 - 6% to 7.5%), and (ii) rates of increase in future compensation levels - 2% to 3% (1999 - 3%). The expected long-term rates of return on assets used were 6% to 9% (1999 - 7.5% to 9%). The benefit obligations are sensitive to changes in these estimated rates and actual results may differ from the obligations noted below. At December 31, 2000, the assets of the plans are primarily comprised of government obligations, corporate stocks and bonds. The funded status of the Company's defined benefit pension plans is set forth below.

                                                                                        Years Ended December 31,
                                                                                    ---------------------------------
                                                                                        1999               2000
                                                                                    --------------    ---------------
                                                                                             (In thousands)
Change in projected benefit obligations:
     Balance at beginning of year                                                     $ 152,292         $ 148,688
     Service cost                                                                         4,053             3,768
     Interest cost                                                                        8,939             9,182
     Plan amendments                                                                        977               917
     Curtailment gain                                                                      (103)              (38)
     Actuarial loss (gain)                                                               (5,353)            6,700
     Benefits paid                                                                       (8,917)           (8,528)
     Change in currency exchange rates                                                   (3,200)           (7,409)
                                                                                    --------------    ---------------

          Balance at end of year                                                      $ 148,688         $ 153,280
                                                                                    ==============    ===============


Change in plan assets:
     Fair value at beginning of year                                                   $133,100          $156,636
     Actual return on plan assets                                                        28,516             3,099
     Employer contribution                                                                5,534             5,936
     Plan participants' contributions                                                       811               759
     Benefits paid                                                                       (8,917)           (8,528)
     Change in currency exchange rates                                                   (2,408)           (8,215)
                                                                                    --------------    ---------------

          Fair value at end of year                                                    $156,636          $149,687
                                                                                    ==============    ===============

Funded status:
     Plan assets over (under) projected benefit obligations                          $    7,948        $   (3,593)
     Unrecognized:
          Actuarial loss (gain)                                                          (9,029)            6,777
          Prior service cost                                                              3,190             3,689
                                                                                    --------------    ---------------

          Total prepaid (accrued) pension cost                                       $    2,109        $    6,873
                                                                                    ==============    ===============

Amounts recognized in balance sheet:
     Intangible pension asset                                                        $    3,190             3,689
     Noncurrent prepaid pension cost                                                          -             1,359
     Current pension liability                                                           (1,287)           (1,251)
     Noncurrent pension liability                                                        (5,634)           (5,361)
     Accumulated other comprehensive income                                               5,840             8,437
                                                                                    --------------    ---------------

                                                                                     $    2,109        $    6,873
                                                                                    ==============    ===============


                  Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets is presented below.


                                                                                              December 31,
                                                                                    ---------------------------------
                                                                                        1999               2000
                                                                                    --------------    ---------------
                                                                                             (In thousands)

Projected benefit obligation                                                             $59,129           $63,611
Accumulated benefit obligation                                                            59,129            63,361
Fair value of plan assets                                                                 54,154            57,242


         The components of the net periodic defined benefit pension cost are set forth below.

                                                                              Years Ended December 31,
                                                                ------------------------------------------------------
                                                                      1998               1999               2000
                                                                -----------------    --------------     --------------
                                                                                   (In thousands)

Service cost benefits earned                                          $ 5,462            $  4,053           $  3,768
Interest cost on projected benefit obligations                          9,519               8,939              9,182
Expected return on plan assets                                        (12,247)            (10,650)           (11,907)
Net amortization                                                       (2,030)                120                342
                                                                -----------------    --------------     --------------

   Net pension expense                                               $    704            $  2,462           $  1,385
                                                                =================    ==============     ==============

         Postretirement benefits other than pensions. The Company provides certain postretirement health care and life insurance benefits to certain of its domestic retired employees. The Company funds such benefits as they are incurred, net of any contributions by the retirees. Under plans currently in effect, a majority of TIMET's active domestic employees would become eligible for these benefits if they reach normal retirement age while working for TIMET. These plans have been revised to discontinue employer-paid health care coverage for future retirees once they become Medicare-eligible.

         The components of the periodic OPEB cost and change in the accumulated OPEB obligations are set forth below. The plan is unfunded and contributions to the plan during the year equal benefits paid. The rates used in determining the actuarial present value of the accumulated OPEB obligations at December 31, 2000 were: (i) discount rate - 7.25% (1999 - 7.5%), (ii) rate of increase in health care costs for the following period - 8.9% (1999 - 9.2%) and (iii) ultimate health care trend rate (achieved in 2016) - 6.0% (1999 - 6.0 %). If the health care cost trend rate was increased by one percentage point for each year, OPEB expense would have increased approximately $.2 million in 2000, and the actuarial present value of accumulated OPEB obligations at December 31, 2000 would have increased approximately $2.7 million. A one percentage point decrease would have a similar, but opposite, effect. The accrued OPEB cost is sensitive to changes in these estimated rates and actual results may differ from the obligations noted below.

                                                                                              December 31,
                                                                                      -------------------------------
                                                                                          1999              2000
                                                                                      -------------     -------------
                                                                                              (In thousands)

Actuarial present value of accumulated OPEB obligations:
   Balance at beginning of year                                                         $  22,637         $  24,186
   Service cost                                                                               252               176
   Interest cost                                                                            1,577             1,709
   Amendments                                                                              -                    364
   Actuarial loss                                                                           3,754               402
   Curtailment gain                                                                          (115)             (443)
   Benefits paid, net of participant contributions                                         (3,919)           (3,637)
                                                                                      -------------     -------------
   Balance at end of year                                                                  24,186            22,757
Unrecognized net actuarial loss                                                            (3,411)           (3,056)
Unrecognized prior service credits                                                          2,455             1,647
                                                                                      -------------     -------------
Total accrued OPEB cost                                                                    23,230            21,348
Less current portion                                                                        3,269             3,129
                                                                                      -------------     -------------

   Noncurrent accrued OPEB cost                                                         $  19,961         $  18,219
                                                                                      =============     =============


                                                                                  Years Ended December 31,
                                                                         --------------------------------------------
                                                                            1998           1999             2000
                                                                         -----------    ------------     ------------
                                                                                       (In thousands)

Service cost benefits earned                                                 $  326         $  252           $  176
Interest cost on accumulated OPEB obligations                                 1,553          1,577            1,709
Curtailment gain                                                                  -           (115)            (443)
Net amortization and deferrals                                                 (550)          (364)            (324)
                                                                         -----------    ------------     ------------

   Net OPEB expense                                                          $1,329         $1,350           $1,118
                                                                         ===========    ============     ============


Note 15 - Related party transactions:

         During 1998 and 1999, Tremont purchased shares of the Company's common stock in market or private transactions, which increased its ownership of TIMET common stock to 39% at December 31, 2000. During 1999, the Combined Master Retirement Trust ("CMRT"), a trust formed by Valhi, Inc. to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, purchased shares of TIMET common stock in market transactions. At December 31, 2000, the CMRT held 8% of TIMET's common stock. At December 31, 2000, subsidiaries of Valhi held an aggregate of approximately 80% of Tremont's outstanding common stock, and Contran Corporation held, directly or through subsidiaries, approximately 93% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. In addition, Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr. Simmons may be deemed to control each of Contran, Valhi, Tremont and TIMET.

         Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (i) intercorporate transactions with related companies such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (ii) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates, and understands that Contran, Tremont and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

         It is the policy of the Company to engage in transactions with related parties on terms which are, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

         TIMET supplies titanium strip product to ValTimet under a long-term contract as the preferred supplier and supplied casting ingot to Wyman-Gordon Titanium Castings. Sales to these joint ventures were $40 million in 1998, $19 million in 1999 and $22 million in 2000. Receivables from related parties at December 31, 1999 relate principally to sales to these joint ventures, and principally from ValTimet at December 31, 2000. Early in 2000, TIMET sold its interest in the castings joint venture at a gain of $1.2 million.

         In connection with the construction and financing of TIMET's vacuum distillation process ("VDP") titanium sponge plant, UTSC licensed certain technology to TIMET in exchange for the right to acquire up to 20% of TIMET's annual production capacity of VDP sponge at agreed-upon prices through early 1997 and higher formula-determined prices thereafter through 2008. The agreement also obligated UTSC to pay certain amounts in the event that UTSC purchases were below contractual volume minimums. In the fourth quarter of 2000, UTSC paid TIMET $2.0 million, which was included in other operating income, in connection with the termination of this agreement.

         The Company has an intercorporate services agreement with Tremont whereby the Company provides certain management, financial and other services to Tremont for approximately $.4 million, $.2 million and $.3 million in 1998, 1999 and 2000, respectively, subject to renewal for future years.

         The Company has an intercorporate services agreement with NL Industries, Inc., a majority-owned subsidiary of Valhi. Under the terms of the agreement, NL provides certain management, financial and other services to TIMET for approximately $.3 million in each of 1998, 1999 and 2000.

         The Company extends market-rate loans to certain officers pursuant to a Board-approved program to facilitate the purchase of Company stock and its Convertible Preferred Securities and to pay applicable taxes on shares of restricted Company stock as such shares vest. The loans are generally payable in five annual installments beginning six years from date of loan and bear interest at a rate tied to the Company's borrowing rate, payable quarterly. For certain executive officers whose positions have been eliminated, the Board has approved the deferral of interest (to be added to principal quarterly) and principal payments for a period of up to five years commencing on the date of each such officer's severance. At December 31, 2000, the outstanding balance of officer notes receivable was approximately $.5 million.

         EWI RE, Inc. arranges for and brokers certain of the Company's insurance policies. Parties related to Contran own all of the outstanding common stock of EWI. Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, such son-in-law provides advisory services to EWI as requested by EWI. Consistent with insurance industry practices, EWI receives a commission from the insurance underwriters for the policies that it arranges or brokers. The Company paid an aggregate of approximately $1.8 million, $2.0 million and $2.4 million for such policies in 1998, 1999 and 2000, respectively, which amount principally included premiums for the insurance policies paid to third parties, but also included commissions paid to EWI. In the Company's opinion, the premiums paid for these insurance policies are reasonable and similar to those the Company could have obtained through an unrelated insurance broker. The Company expects that these relationships with EWI will continue in 2001.

Note 16 - Commitments and contingencies:

         Long-term agreements. The Company entered into long-term agreements ("LTA's") in 1997, 1998 and 1999 with certain major aerospace customers, including Boeing, Rolls-Royce plc, United Technologies Corporation (and related companies) and Wyman-Gordon Company, pursuant to which the Company expects to be a major supplier of titanium products to these customers. These agreements generally provide for (i) minimum market shares of the customers' titanium requirements (generally at least 70%) for extended periods (nine to ten years) and (ii) fixed or formula-determined prices generally for at least the first five years.

         The LTA with Boeing requires Boeing to purchase a minimum percentage of its and its suppliers titanium requirements from TIMET commencing in 1999. Although Boeing placed orders and accepted delivery of certain volumes in 1999 and 2000, the level of orders was significantly below the contractual volume requirements for those years. Boeing informed the Company in 1999 that it was unwilling to commit to the contract beyond the year 2000. The Company presently expects to receive less than the minimum contractual order volume from Boeing in 2001.

         In March 2000, the Company filed a lawsuit against Boeing in a Colorado state court seeking damages for Boeing's repudiation and breach of the Boeing contract. TIMET's complaint seeks damages from Boeing that TIMET believes are in excess of $600 million and a declaration from the court of TIMET's rights under the contract. In June 2000, Boeing filed its answer to TIMET's complaint denying substantially all of TIMET's allegations and making certain counterclaims against TIMET. TIMET believes such counterclaims are without merit and intends to vigorously defend against such claims. The litigation is in the discovery phase with a trial date currently set for January 2002. The Company continues to have discussions with Boeing about possible settlement of the matter. There can be no assurance that the Company will achieve a favorable outcome to this litigation.

         The Wyman-Gordon LTA was amended effective August 1, 2000 extending the term of the contract to December 31, 2008 (for certain products). Under certain conditions, the contract may be further extended.

         The Company has a 1997 LTA for the purchase of titanium sponge. The sponge contract runs through 2007, with firm pricing through 2002 (subject to certain possible adjustments and possible early termination in 2004). This contract provides for annual purchases by the Company of 6,000 to 10,000 metric tons. The parties agreed to reduced minimums of 1,000 metric tons for 2000 and of 3,000 metric tons for 2001. The Company has no other long-term supply agreements.

         Concentration of credit and other risks. Substantially all of the Company's sales and operating income are derived from operations based in the U.S., the U.K. and France. The majority of the Company's sales are to customers in the aerospace industry (including airframe and engine construction). As described above, the Company has LTA's with certain major aerospace customers, including Boeing, Rolls-Royce plc, United Technologies Corporation (and related companies) and Wyman-Gordon Company. These agreements and others accounted for approximately 44% and 50% of aerospace revenues in 1999 and 2000, respectively. During 1999 and 2000, Precision Castparts Corporation ("PCC") acquired Wyman-Gordon Company and a forging company in the U.K. Sales to PCC and related entities aggregated approximately 10% of the Company's net sales for 2000. The Company's ten largest customers accounted for about 40% of net sales in 1998, about 30% of net sales in 1999 and about 50% of sales in 2000. Such concentration of customers may impact the Company's overall exposure to credit and other risks, either positively or negatively, in that such customers may be similarly affected by economic or other conditions.

         Operating leases. The Company leases certain manufacturing and office facilities and various equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases. Net rent expense was approximately $5.0 million in 1998, $5.9 million in 1999 and $6.6 million in 2000.

         At December 31, 2000, future minimum payments under noncancellable operating leases having an initial or remaining term in excess of one year were as follows:

                                                         Amount
                                                   -------------------
                                                     (In thousands)

Years ending December 31,
   2001                                                  $ 4,631
   2002                                                    2,222
   2003                                                    1,587
   2004                                                      242
   2005                                                      117
   2006 and thereafter                                       459
                                                   -------------------

                                                         $ 9,258
                                                   ===================

Environmental matters.

         BMI Complex. In the early 1990s, TIMET and certain other companies (the "Steering Committee Companies") that currently have or formerly had operations within a Henderson, Nevada industrial complex (the "BMI Complex") began environmental assessments of the BMI Complex and each of the individual company sites located within the BMI Complex pursuant to a series of consent agreements entered into with the Nevada Division of Environmental Protection ("NDEP"). Most of this assessment work has now been completed, although some of the assessment work with respect to TIMET's property is continuing. In 1999, TIMET entered into a series of agreements with Basic Management, Inc. (together with its subsidiaries, "BMI") and, in certain cases, other Steering Committee Companies, pursuant to which, among other things, BMI assumed responsibility for the conduct of soils remediation activities on the properties described, including, subject to final NDEP approval, the responsibility to complete all outstanding requirements under the consent agreements with NDEP insofar as they relate to the investigation and remediation of soils conditions on such properties. BMI also agreed to indemnify TIMET and the other Steering Committee Companies against certain future liabilities associated with any soils contamination on such properties. The Company contributed $2.8 million to the cost of this remediation (which payment was charged against accrued liabilities). The Company also agreed to convey to BMI, at no additional cost, certain lands owned by the Company adjacent to its plant site (the "TIMET Pond Property") upon payment by BMI of the cost to design, purchase, and install the technology and equipment necessary to allow the Company to stop discharging liquid and solid effluents and co-products onto the TIMET Pond Property (BMI will pay 100% of the first $15.9 million cost for this project, and TIMET will contribute 50% of the cost in excess of $15.9 million, up to a maximum payment by TIMET of $2 million; the Company does not currently expect to incur any cost in connection with this project). The Company, BMI and the other Steering Committee Companies are continuing investigation with respect to certain additional issues associated with the properties described above, including any possible groundwater issues at the TIMET Pond Property.

         The Company is continuing assessment work with respect to its own active plant site. A preliminary study of certain groundwater remediation issues at the Company's Henderson operations and other Company sites within the BMI Complex (which sites do not include the above discussed TIMET Pond Property) was completed during 2000. The Company accrued $3.3 million based on the undiscounted cost estimates set forth in the study. These expenses are expected to be paid over a period of up to thirty years.

         Henderson facility. In April 1998, the U. S. Environmental Protection Agency ("EPA") filed a civil action against TIMET (United States of America v. Titanium Metals Corporation; Civil Action No. CV-S-98-682-HDM (RLH), U. S.
District Court, District of Nevada) in connection with an earlier notice of violation alleging that TIMET violated several provisions of the Clean Air Act in connection with the start-up and operation of certain environmental equipment at TIMET's Henderson, Nevada facility during the early to mid-1990s. A settlement agreement in this case was approved by the court in February 2000, pursuant to which TIMET will make cash payments totaling approximately $.4 million from 2000 through 2002, of which $.2 million is remaining at December 31, 2000. During 2000, TIMET completed the agreed-upon additional monitoring and emissions controls at a capital cost of approximately $1.4 million.

         At December 31, 2000, the Company had accrued an aggregate of approximately $4 million primarily for environmental matters, including those discussed above. The Company records liabilities related to environmental remediation obligations when estimated future expenditures are probable and reasonably estimable. Such accruals are adjusted as further information becomes available or circumstances change. Estimated future expenditures are not discounted to their present value. It is not possible to estimate the range of costs for certain sites. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by the Company at its operating facilities, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or that costs will not be incurred with respect to sites as to which no problem is currently known or where no estimate can presently be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

Legal proceedings.

          In September 2000, the Company was named in an action filed by the U.S. Equal Employment Opportunity Commission in Federal District Court in Las Vegas, Nevada (U.S. Equal Employment Opportunity Commission v. Titanium Metals Corporation, CV-S-00-1172DWH-RJJ). The complaint alleges that several female employees at the Company's Henderson, Nevada plant were the subject of sexual harassment. The Company intends to vigorously defend this action, but in any event does not presently anticipate that any adverse outcome in this case would be material to TIMET's consolidated financial position, results of operations or liquidity.

Other.

         In March 2001, the Company was notified by one of its customers that a product manufactured from standard grade titanium produced by the Company contained what has been confirmed to be a tungsten inclusion. The Company believes that the source of this tungsten was contaminated silicon purchased from an outside vendor in 1998. The silicon was used as an alloying addition to the titanium at the melting stage. The Company is currently investigating the possible scope of this problem, including and evaluation of the identities of customers who received material manufactured using this silicon and the applications to which such material has been placed by such customers.

         At the present time, the Company is aware of only a single ingot that has been demonstrated to contain tungsten inclusions; however, further investigation may identify other material that has been similarly affected. Until this investigation is completed, the Company is unable to determine the possible remedial steps that may be required and whether the Company might incur any material liability with respect to this matter. The Company currently believes that it is unlikely that its insurance policies will provide coverage for any costs that may be associated with this matter. However, the Company currently intends to seek full recovery from the silicon supplier for any liability the Company might incur in this matter, although no assurances can be given that the Company will ultimately be able to recover all or any portion of such amounts. At December 31, 2000, the Company had not recorded any liability related to this matter. The amount of liability the Company may ultimately incur related to this matter is not reasonably estimable at this time.

         The Company is involved in various other environmental, contractual, product liability and other claims, disputes and litigation incidental to its business.

         The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's financial condition, results of operations or liquidity.


 Note 17 - Quarterly results of operations (unaudited):

                                                                                Quarters ended
                                                      --------------------------------------------------------------------
                                                         March 31           June 30          Sept. 30          Dec. 31
                                                      ----------------    -------------    --------------    -------------
                                                                     (In millions, except per share data)

Year ended December 31, 2000:

   Net sales                                             $ 104.7           $ 108.8           $ 106.8          $ 106.5
   Operating loss                                          (18.4)             (9.5)             (7.7)            (6.2)
   Net income loss                                         (15.1)             (9.5)             (7.9)            (6.4)

   Basic and diluted loss per share:
     Before extraordinary item                           $  (.45)          $  (.30)          $  (.25)         $  (.20)
     Extraordinary item                                     (.03)                -                 -                -
                                                      ----------------    -------------    --------------    -------------
                                                         $  (.48)          $  (.30)          $  (.25)         $  (.20)
                                                      ================    =============    ==============    =============

Year ended December 31, 1999:

   Net sales                                             $ 134.1           $ 127.6           $ 112.7          $ 105.5
   Operating income (loss)                                  (1.4)              1.0              (7.8)           (23.2)
   Net loss                                                 (3.9)             (2.5)             (7.5)           (17.5)

   Basic and diluted loss per share                      $  (.12)          $  (.08)          $  (.24)         $  (.56)


         Due to the timing of the issuance and repurchase of common stock and rounding in calculations, the sum of quarterly earnings per share may be different than earnings per share for the full year.

Note 18 - Earnings per share:

         In 1998, 1999 and 2000, the effect of the assumed conversion of the Convertible Preferred Securities was antidilutive. Had the Convertible Preferred Securities not been antidilutive, diluted income would have been increased by $8.8 million in 1998 and $8.7 million in each of 1999 and 2000, and diluted shares would have been increased by the 5.4 million shares in each of 1998, 1999 and 2000 issuable upon conversion. Dilutive stock options of 22,000 in 1999 and 88,000 in 2000 were excluded from the calculation of diluted earnings per share because their effect would have been antidilutive due to the losses in those years. Stock options and restricted stock omitted from the denominator because they were antidilutive approximated 1.2 million in 1998, 1.7 million in 1999 and
2.1 million in 2000.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                         ON FINANCIAL STATEMENT SCHEDULE



To the Stockholders and Board of Directors of Titanium Metals Corporation:

         Our audits of the consolidated financial statements referred to in our report dated January 29, 2001, appearing in this 2000 Annual Report on Form 10-K also included an audit of the financial statement schedule listed in the Index on page F of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.





PricewaterhouseCoopers LLP


Denver, Colorado
January 29, 2001



                           TITANIUM METALS CORPORATION

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 (In thousands)

                                                                       Additions
                                                                         charged
                                                 Balance at        (credited) to                                       Balance
                                                 beginning           costs and                                          at end
                 Description                      of year             expenses         Deductions        Other         of year
----------------------------------------       --------------   ----------------   ----------------    -----------  ------------

Year ended December 31, 2000:

   Allowance for doubtful accounts                 $  3,330        $      185        $     (365)(a)      $  (223)      $  2,927
                                               ==============   ================   ===============     ===========   ============
   Valuation allowance for deferred
     income taxes                                  $  1,869        $       49        $        -          $     -       $  1,918
                                               ==============   ================   ===============     ===========   ============
   Reserve for excess and slow
     moving inventories                            $ 14,518        $    2,305         $  (1,635)         $  (774)      $ 14,414
                                               ==============   ================   ===============     ===========   ============

Year ended December 31, 1999:

   Allowance for doubtful accounts                 $  1,932        $    1,628        $     (230)(a)      $     -       $  3,330
                                               ==============   ================   ===============     ===========   ============
   Valuation allowance for deferred
     income taxes                                  $      -        $    1,869        $        -          $     -       $  1,869
                                               ==============   ================   ===============     ===========   ============
   Reserve for excess and slow
     moving inventories                            $  6,520        $    5,077        $     (406)         $ 3,327 (b)   $ 14,518
                                               ==============   ================   ===============     ===========   ============
Year ended December 31, 1998:

   Allowance for doubtful accounts                 $  2,218        $       39        $     (325)(a)      $     -       $  1,932
                                               ==============   ================   ===============     ===========   ============
   Valuation allowance for deferred
     income taxes                                  $    373        $        -        $     (373)         $     -       $      -
                                               ==============   ================   ===============     ===========   ============
   Reserve for excess and slow
     moving inventories                            $  6,292        $      228        $        -          $     -       $  6,520
                                               ==============   ================   ===============     ===========   ============

Notes
------------------
(a)      Amounts written off, less recoveries.
(b)      Adjustment for slow moving inventory previously carried at zero value.

                                       S-2